***FOR IMMEDIATE RELEASE***

FOR:  ZIONS BANCORPORATION
One South Main Street
Salt Lake City, Utah
Harris H. Simmons
Chairman/Chief Executive Officer
Contact: James Abbott
Tel: (801) 844-7637

FEDERAL RESERVE DOES NOT OBJECT TO ZIONS’ 2012 CAPITAL PLAN

KEY PLAN ELEMENTS INCLUDE THE REDEMPTION OF TARP,
NO COMMON EQUITY ISSUANCE

SALT LAKE CITY, March 13, 2012 – Today the Federal Reserve formally notified Zions Bancorporation that it does not object to Zions’ Capital Plan, submitted pursuant to the Federal Reserve’s 2012 Capital Plan and Review (CapPR).  Key elements of Zions’ Board-approved Capital Plan include:
•
Redemption in its entirety ($1.4 billion) of Zions’ TARP (Troubled Asset Relief Program) preferred equity in 2012.  This redemption is expected to occur in two installments of $700 million each; Zions expects to redeem the first $700 million after receipt of U.S. Treasury approval; Zions expects to apply to the U.S. Treasury for such approval within the next week.  The second $700 million installment is also contingent on (1) maintenance of adequate Parent Company liquidity; (2) return of $500 million of capital from Zions’ subsidiary banks to the Parent in the second half of 2012, which requires primary bank regulator approval; and (3) no material deterioration in the Company’s overall condition.

•	Total cumulative issuance of approximately $600 million of senior debt.
•	Timely redemption of $255 million of TLGP (Temporary Liquidity Guarantee Program) debt upon its maturity in June 2012.
•	No change to the current common stock dividend of $0.01/share per quarter through 2012.
•	No common or preferred equity issuance is required.
•	No redemption of Zions’ Series E preferred shares in 2012.

The CapPR is a comprehensive supervisory exercise designed by the Federal Reserve to, among other things, assess the effect on a bank holding company’s capital and liquidity profile, of a 27-month hypothetical and highly adverse economic scenario.  This scenario included a rise in the unemployment rate to more than 13%, a more than 50% decline in the Dow Jones Industrial Average, and a decline of more than 20% in home prices.  Among other metrics examined, the Federal Reserve explicitly stated that the subject bank’s Tier 1 Common Equity to Risk Weighted Assets would need to remain above 5% throughout the scenario period.  Using those assumptions, Zions projected that its Tier 1 common ratio would fall to no lower than 7.9%.

J.P. Morgan Securities LLC served as financial advisor to Zions in submitting its Capital Plan.

Zions Bancorporation is one of the nation’s premier financial services companies, consisting of a collection of great banks in select Western U.S. markets. Zions operates its banking businesses under local management teams and community identities through nearly 500 offices in 10 Western and Southwestern states: Arizona, California, Colorado, Idaho, Nevada, New Mexico, Oregon, Texas, Utah and Washington. The company is a national leader in Small Business Administration lending and public finance advisory services. In addition, Zions is included in the S&P 500 and NASDAQ Financial 100 indices.

This press release shall not constitute an offer to sell or the solicitation of any offer to buy any securities.

This press release contains statements that relate to the projected or modeled performance or condition of Zions Bancorporation and elements of or affecting such performance or condition, including statements with respect to forecasts, opportunities, models, illustrations, scenarios, beliefs, plans, objectives, goals, guidance, expectations, anticipations or estimates, and similar matters.  These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act.  Actual facts, determinations, results or achievements may differ materially from the statements provided in this presentation since such statements involve significant known and unknown risks and uncertainties.  Factors that might cause such differences include, but are not limited to:  competitive pressures among financial institutions; economic, market and business conditions, either nationally, internationally, or locally in areas in which Zions Bancorporation conducts its operations, being less favorable than expected; changes in the interest rate environment reducing expected interest margins; changes in debt, equity and securities markets; adverse legislation or regulatory changes and/or determinations; and other factors described in Zions Bancorporation’s most recent annual and quarterly reports.  In addition, the statements contained in this presentation are based on facts and circumstances as understood by management of the company on the date of this press release, which may change in the future.  Except as required by law, Zions Bancorporation disclaims any obligation to update any statements or to publicly announce the result of any revisions to any of the forward-looking statements included herein to reflect future events, developments, determinations or understandings.

           #           #           #           #           #           #           #           #           #           #           #           #          #          #          #